UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2010

GTC BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-21794	04-3186494
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 CROSSING BOULEVARD

FRAMINGHAM, MASSACHUSETTS 01702

(Address of Principal Executive Offices) (Zip Code)

(508) 620-9700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Note Purchase Agreement

On February 22, 2010, we entered into a Note Purchase Agreement with LFB Biotechnologies S.A.S., or LFB, under which LFB agreed to purchase from us a $7,000,000 secured note. Issuance and sale of the secured note was subject to the satisfaction of certain conditions, including the accuracy of the representations and warranties of the parties and the satisfaction of other customary closing conditions. On February 24, 2010, upon the satisfaction of those conditions, we issued and sold the secured note to LFB upon receipt of the $7,000,000 in cash.

The Note Purchase Agreement is incorporated by reference into this Current Report on Form 8-K. Except for its status as the contractual document between the parties with respect to the agreements described therein, it is not intended to provide factual information about the parties. The representations and warranties contained in the Purchase Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and are subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied upon by investors as statements of factual information.

Secured Note

The secured note has a 36-month term and accrues interest at a rate of 4%, with a single payment of principal and interest at maturity. After January 1, 2011 LFB may annually adjust the rate of interest upwards or downwards, based on LFB’s then-current cost of capital, as determined by LFB in the exercise of its commercially reasonable discretion. Over the term of the secured note LFB may elect to participate in any of our future equity financing transactions by cancelling all or any portion of the principal and interest outstanding under the secured note for any shares of our common stock or securities convertible, exercisable or exchangeable into shares of our common stock that we issue and sell in the financing.

Amendments to Existing Loan Agreements

On February 24, 2010, we also entered into a Third Amendment to our Amended and Restated Security Agreement with LFB, dated June 18, 2009 and a Third Amendment to our Mortgage, Security Agreement and Fixture Filing dated as of December 22, 2008. The purpose of these amendments was to modify our existing security arrangements with LFB to add the secured note to our debt that is secured by a first priority security interest on all of our assets, including our intellectual property, but excluding livestock.

LFB

LFB is our largest stockholder. As of February 24, 2010, LFB owned 21,299,910 shares of our common stock, or approximately 71% of our outstanding common stock, as well as 100% of our Series D preferred stock, a warrant and convertible debt which were convertible into 7,169,564 shares of our common stock. If the convertible debt is converted, the warrants exercised and the Series D convertible preferred stock converted, LFB would own 28,469,474 shares, or approximately 76.7% of our common stock.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the secured note with LFB is incorporated herein by this reference.

Under the secured note, if we merge or consolidate with or into another corporation (other than a merger or reorganization involving only a change in our state of incorporation), or we sell all or substantially all of our capital stock or assets to any other person, then all outstanding principal and interest under the secured note shall become immediately due and payable.

Additionally, upon the occurrences of certain events of default described in the secured note, all of the amounts we owe to LFB will become immediately due and payable, without demand or notice to us. If we are in default under certain other provisions described in the Amended and Restated Security Agreement, or if we act in a fraudulent manner or commit an act of fraud, then the amounts we owe to LFB, including the secured note, shall immediately become due and payable, without demand or notice to us. These accelerated obligations and liabilities shall bear an increased interest rate until paid in full at the lower of eighteen percent per annum or the maximum rate not prohibited by applicable law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1	$7,000,000 Secured Note issued by GTC Biotherapeutics, Inc. to LFB Biotechnologies S.A.S. on February 24, 2010. Filed herewith.

10.1	Note Purchase Agreement between GTC Biotherapeutics, Inc. and LFB Biotechnologies S.A.S. dated February 22, 2010. Filed herewith.

10.2	Third Amendment to the Amended and Restated Security Agreement between GTC Biotherapeutics, Inc. and LFB Biotechnologies S.A.S. dated February 24, 2010. Filed herewith.

10.3	Third Amendment to Mortgage Agreement and Fixture Filing between GTC Biotherapeutics, Inc. and LFB Biotechnologies S.A.S. dated February 24, 2010. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

.	GTC BIOTHERAPEUTICS, INC

Dated: February 24, 2010	By:	/S/ JOHN B. GREEN
John B. Green
Senior Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	$7,000,000 Secured Note issued by GTC Biotherapeutics, Inc. to LFB Biotechnologies S.A.S. on February 24, 2010. Filed herewith

10.1	Note Purchase Agreement between GTC Biotherapeutics, Inc. and LFB Biotechnologies S.A.S. dated February 22, 2010. Filed herewith.

10.2	Third Amendment to the Amended and Restated Security Agreement between GTC Biotherapeutics, Inc. and LFB Biotechnologies S.A.S. dated February 24, 2010. Filed herewith.

10.3	Third Amendment to Mortgage Agreement and Fixture Filing between GTC Biotherapeutics, Inc. and LFB Biotechnologies S.A.S. dated February 24, 2010. Filed herewith.